EXHIBIT 16.1

RBSM LLP

NEW YORK, NY

February 24, 2014

Securities and Exchange Commission

100 F Street, N.W.

Washington, DC 20549-7561

Dear Sir/Madam:

We have read Item 4.01 of Hengyi International Industries, Group Inc.’s (the “Company”) Form 8-K dated December 2, 2013 and are in agreement with the statements relating only to RBSM LLP. We have no basis to agree or disagree with other statements of the Company contained therein.

Very truly yours,

RBSM LLP